Skyline Funds
1940 Act File No. 811-5022
Report on Form N-SAR for the period ended June 30, 2004

Item 77K
Effective June 1, 2004, Ernst & Young LLP resigned as Skyline Funds' independent auditors. On May 27, 2004, the Committee of Independent Trustees of Skyline Funds approved the appointment of PricewaterhouseCoopers LLP as the Fund's independent auditors, effective as of June 1, 2004. Ernst & Young LLP issued unqualified opinions on the financial statements of Skyline Funds for the years ended December 31, 2003 and December 31, 2002. There were no disagreements with Ernst & Young LLP during the registrant's two most recent fiscal years or through June 1, 2004 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Registrant has requested Ernst & Young LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young LLP agrees with the statements contained above. A copy of the letter from Ernst & Young LLP to the Securities and Exchange Commission is filed as an exhibit hereto.
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August 25, 2004

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements made by Skyline Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR for the period ended June 30, 2004. We are in agreement with the statements concerning our firm in such Form N-SAR. We have no basis to agree or disagree with other statements of Skyline Funds contained therein.

Very truly yours,


/s/ Ernst & Young LLP

Chicago, Illinois